AMENDMENT NO. 2
TO THE BYLAWS
SRC ENERGY INC.
(formerly Synergy Resources Corporation)

This Amendment No. 2 (the “Amendment”) to the Bylaws (the “Bylaws”) of SRC Energy Inc. (formerly known as Synergy Resources Corporation) (the “Company”) is made effective as of June 15, 2017, by the Board of Directors (the “Board”) of the Corporation.

Pursuant to Article VIII of the Bylaws, the Board hereby amends the Bylaws as follows:

1.	Each reference to “Synergy Resources Corporation” in the Bylaws is hereby replaced by a reference to “SRC Energy Inc.”.

Except as provided in this Amendment No. 2, the Bylaws remain in full force and effect.